Exhibit 10.13

January 4, 2020 Revised

Khan Siddiqui

Dear Khan:

On behalf of Hyperfine, I am pleased to offer you a position as Chief Medical Officer and Chief Strategy Officer beginning as soon as practical. You will report to Hyperfine’s Board of Directors. Your annualized compensation in this position will consist of an annual base salary of $300,000 paid in twice monthly pay periods, less required deductions.

For calendar year 2020, you will eligible to receive a discretionary bonus with a target of 50% of your annual base salary ($150,000) based on sales, margins, NPS, and percent data uploaded to the cloud. Such bonus will be paid in February, 2021. It will be a condition of your eligibility to receive any bonus that you remain employed with Hyperfine through the scheduled date of payment of such bonus.

In addition to the outlined cash compensation, you will receive 718,000 stock options in Hyperfine Research that (i) will be subject to the approval of Hyperfine’s Board of Directors, (ii) will be subject to the terms of the grant documents therefore, (iii) subject to continued service and the specific terms of your grant, will vest over a four year period with the following schedule: 25% on the last day of the calendar quarter of the one year anniversary of your start date, and 2.083% at the end of each month thereafter. The Board will review additional grants equal to 179,500 stock options, at the 12 and 24 month anniversaries of your hire and make a decision on each of the grants based on your direct contributions to (i) financing the company, (ii) the generation of a robust sales pipeline, and (iii) the commercialization of our first consumable product line.

You will be based out of Hyperfine’s facility in Guilford, CT Monday through Thursday, every other week. The remainder of the time you will work from your Chicago home. Travel will be expected to support sales and marketing activities as required.

You are expected to devote 100% of your working time to Hyperfine, and any outside work must be approved in writing by Hyperfine. Any such approval may be granted or withheld in Hyperfine’s discretion.

Hyperfine recognizes the need for employees to take time away from the office to creatively recharge. We also believe in taking personal responsibility for managing our own time, workload and results. For these reasons our Flexible Paid Time Off (FPTO) policy affords eligible employees the flexibility to be given an indeterminate amount of paid time off from work for vacation, personal or family obligations and other personal requirements, subject to the requirements of the policy, including advance notice and prior approval in Hyperfine’s discretion. In no event will any employee be compensated for unused vacation time. You will also be eligible to participate in medical and other benefit plans in accordance with the rules and eligibility of those plans currently in effect. Health insurance shall commence on your start date. Further, while we expect you to remain with Hyperfine for a long time, this letter is not an employment contract and you will be an at-will employee. This letter is subject to successful completion of a background check. By signing this letter, you authorize Hyperfine to conduct such background check

Hyperfine considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. As a condition of this offer of employment, you are required to sign Hyperfine’s Non-competition/Non-solicit, Confidentiality and Intellectual Property Agreement.

We appreciate your exceptional talent and are very excited about you joining our growing and dynamic team at Hyperfine. We firmly believe that Hyperfine offers a unique combination of emotional, intellectual, and interpersonal stimulation that will be truly enjoyable. As a member of our growing team you will be in the rare position of helping to shape the culture and direction of our organization. We have tremendous opportunities ahead of us, and I am confident you have the expertise required to help us achieve our objectives. If you have any questions regarding this offer, the position, or the company’s benefits programs, please do not hesitate to reach out.

Please note that this offer will expire on January 6, 2020 unless accepted by you in writing prior to such date.

Sincerely,

Hyperfine Research, Inc.

		By:	/s/ Alexander C. Magary

		Name:	Alexander C. Magary

		Title:	VP, Legal & Asst. Corp. Secretary

ACCEPTED AND AGREED:

Signature:	/s/ Khan Siddiqui

Name:	Khan Siddiqui

Address: